Exhibit 12(a).


Norwest Corporation and Subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited)

                             Quarter Ended
                                March 31                        Year Ended December 31
In thousands                  1994      1993       1993       1992       1991       1990       1989

Computation of Income:
 Income before
  income taxes            $278,670   237,942    879,755    645,568    491,673    284,453    383,681
 Capitalized interest            -         -        (65)       (24)         -        (13)      (165)
 Income before income
  taxes and capitalized
  interest                 278,670   237,942    879,690    645,544    491,673    284,440    383,516
 Fixed charges             355,606   365,628  1,485,936  1,651,664  2,187,536  2,354,041  2,241,827
 Total income for
  computation             $634,276   603,570  2,365,626  2,297,208  2,679,209  2,638,481  2,625,343
 Total income for
  computation excluding
  interest on deposits
  from fixed charges      $429,225   394,244  1,513,317  1,281,619  1,196,648  1,111,762  1,166,852

Computation of Fixed
 Charges:
 Net rental
  expense (a)             $ 38,211    25,197    128,573    123,342    111,609    102,192     94,568
 Portion of rentals
  deemed
  representative
  of interest             $ 12,737     8,399     42,858     41,114     37,203     34,064     31,523
 Interest:
  Interest on
   deposits                205,051   209,326    852,309  1,015,589  1,482,561  1,526,719  1,458,491
  Interest on
   federal funds
   and other
   short-term
   borrowings               45,004    65,794    238,046    277,835    352,384    522,849    493,142
  Interest on
   long-term debt           92,814    82,109    352,658    317,102    315,388    270,396    258,506
  Capitalized
   interest                      -         -         65         24          -         13        165
  Total interest           342,869   357,229  1,443,078  1,610,550  2,150,333  2,319,977  2,210,304
 Total fixed
  charges                 $355,606   365,628  1,485,936  1,651,664  2,187,536  2,354,041  2,241,827
 Total fixed
  charges excluding
  interest on
  deposits                $150,555   156,302    633,627    636,075    704,975    827,322    783,336
Ratio of Income
 to Fixed Charges:
 Excluding
  interest on
  deposits                    2.85X     2.52       2.39       2.01       1.70       1.34       1.49
 Including
  interest on
  deposits                    1.78X     1.65       1.59       1.39       1.22       1.12       1.17


(a) Includes equipment rentals.

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